EXHIBIT 99.1
Fastenal Company Reports 2015 Second Quarter Earnings
WINONA, Minn., July 14, 2015 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended June 30, 2015. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended June 30:

	Six-month Period			Three-month Period
	2015	2014	Change	2015	2014	Change
Net sales	$1,951,144	1,826,439	6.8%	$997,827	$949,938	5.0%
Business days	127	127		64	64
Daily sales	$15,363	14,381	6.8%	$15,591	$14,843	5.0%
Pre-tax earnings	$428,611	385,627	11.1%	$225,099	$206,782	8.9%
% of sales	22.0%	21.1%		22.6%	21.8%
Net earnings	$267,963	242,445	10.5%	$140,357	$130,514	7.5%
Net earnings per share (basic)	$0.91	0.82	11.0%	$0.48	$0.44	9.1%
BUSINESS UPDATE
Fastenal is a growth centered organization and we constantly strive to make investments into growth drivers of our business. These investments typically center on people. By adding more people we add to our ability to interact with and ‘to serve’ our customers from our local store and to ‘back them up’ in some type of support role. Our goal is to aggressively add the former and to allow efficiency gains to limit the additions of the latter. In recent years this investment has also centered on more FAST Solutions® (industrial vending) devices ‘to serve’ our customers’ needs on a 24 hour / 7 day basis.
The table below summarizes our store employee count and our total employee count at the end of the periods presented. This is intended to demonstrate the energy (or capacity) added. Later in this document we discuss the average full-time equivalent employee count to help explain the expense trends in more detail. The final two items below summarize our investments in FAST Solutions® (industrial vending) devices and in store locations.

				Change Since:
	Q2 2014	Q4 2014	Q2 2015	Q2 2014	Q4 2014
End of period total store employee count	12,074	12,293	13,203	9.4%	7.4%
Change in total store employee count				1,129	910

End of period total employee count	18,135	18,417	19,527	7.7%	6.0%
Change in total employee count				1,392	1,110

FAST Solutions® (industrial vending) machines (installed device count)	43,761	46,855	50,620	15.7%	8.0%
Number of store locations	2,684	2,637	2,616	-2.5%	-0.8%

Several items worth noting with respect to our results:

(1)
During the last twelve months, we have added 1,129 people into our stores with over 80% (or 910 people) of the additions in the first six months of 2015. We stated in January 2015 we would add people in an aggressive fashion during 2015. This is the result.

(2)
The first six months of 2015 were hit hard by a slowdown in our business with customers connected to the oil and gas industry. This connection includes direct industry participants as well as those with a geographic connection. That's the bad news, the good news is that we believe there are signs of stabilization in the last few months.

(3)
Gross profit, during the quarter, was impacted by the added pressure of a continuing change in the mix of customers and products. This was expected and we continued to manage our operating and administrative expenses during this change. A portion of our operating and administrative expense management is structural as an increase in average net sales per store/selling location leverages our fixed costs (a concept we have historically described as the 'Pathway to Profit'). The other portion is great people rising to the challenge by reducing other expenses! Simply put, in the last twelve months we funded all of our headcount expansion by spending less everywhere else. A simple concept, but it takes a focused effort to pull it off.

(4)
This brings us to incremental operating income. Our operating income grew $19.0 million from the second quarter of 2014 to the second quarter of 2015 (increasing from $206.8 million to $225.8 million), and our net sales grew $47.9 million (increasing from $949.9 million to $997.8 million). This results in incremental operating income of 40% ($19.0 million / $47.9 million). Since the first quarter of 2014, excluding this quarter, our quarterly incremental operating income has been in the range of 6% to 32%.

The following sections contain an overview of Sales and Sales Trends and Cash Flow Impact Items which contain a more in-depth discussion of the following:

1.	Sales growth, monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
We are omitting some of the more detailed discussion points included in previous releases to focus on the most important aspects of our business in the current environment. Those aspects include: (1) what’s driving the weakness in sales growth, (2) how did we get such strong operating leverage (i.e., growth in operating income versus growth in net sales), and (3) what is happening within the cash flow statement as we have been buying back some of our common stock. This press release is laid out with a brief narrative, followed with several detailed components, or addendums, for additional background.
The following is our explanation of our sales growth. The most important thing to note before you read it is to remember Fastenal is several businesses within itself.
First and foremost, we are a fastener distributor. We have been in this business for almost 50 years. We are good at it. We have strong capabilities at sourcing and procurement, at quality control, at logistics, and at local customer service. Each of these capabilities is focused on the customer at the end of the supply chain. Our fastener business represents about 40% of our net sales base. This business is split about 50% production/construction needs and about 50% maintenance needs. The former is a great business, but it can be cyclical because about 75% of our manufacturing customer base is engaged in some type of heavy manufacturing. This population needs the capabilities we bring to the table, but in the last six months this customer base has been contracting its production and therefore its need for fasteners. During this time frame, our fastener product line has seen its daily growth decrease from about 10% in the last six months of 2014 to flat in the second quarter of 2015. Our market share gains continue to be strong, but the contraction from our existing customers has eliminated our growth. It is also worthwhile to note, production fasteners is a sticky business in the short-term as it is expensive and time consuming for our customers to change their supplier relationships.
Secondly, we also have a non-fastener maintenance and supply business. We have actively pursued this business in the last 20 to 25 years, and this non-fastener business currently represents approximately 60% of our net sales base. The capabilities we developed as a fastener distributor, described above, provide a backbone to growing this ‘newer’ business. This backbone was enhanced in the last five years with our added capabilities in industrial vending. Given our local customer service, we have a structural advantage in the industrial vending business. There is more to industrial vending than the device or the financial resources to deploy; we believe the ability to replenish with a local team from an integrated supply chain network (i.e., the 'Team behind the Machine') is critical to the long-term success of this channel. Because of these capabilities, the non-fastener business remains more resilient. Similar to our fastener business, our non-fastener business has weakened in the last six months. During this time frame, our non-fastener product line has seen its daily sales growth decrease from about 18% in the last six months of 2014 to about 9% in the second quarter of 2015. The weak environment has hurt our business, but the 9% growth compared to our end markets continues to demonstrate strong market share gains.
Please read through the detailed Sales and Sales Trends section later in this press release for additional insight.
Our gross profit decreased from 50.8% in the second quarter of 2014, to 50.3% in the second quarter of 2015. In other words, for every dollar increase in net sales from the second quarter of 2014 to the second quarter of 2015, we picked up about 41 cents of gross profit. The relationship between sales and gross profit depends on our success within our large account business (an area that is still under-represented in our customer mix). The large account end market produces a below ‘company average’ gross profit; however, as demonstrated this quarter, it leverages our existing network of capabilities and allows us to enjoy strong incremental operating income growth. Our gross profit is also impacted by supplier incentives. With weaker net sales growth and our tight management of inventory levels, the growth of spending with our suppliers is lower; hence, our supplier incentives are reduced. In addition to the year-over-year gross profit change noted earlier, on a sequential basis our gross profit dropped from 50.8% in the first quarter of 2015 to 50.3% in the second quarter of 2015. Supplier incentives represented about half of our gross profit drop since the first quarter of 2015. We view this sequential impact as transitory.
In regards to operating expenses, we added 1,392 people to the Fastenal organization in the last twelve months (about 81% of these people were added to a store or some other type of selling location), and about 80% of these additions came in the last six months. This provided a meaningful increase in our capacity. However, we needed to fund this increased capacity. We did this by (1) reducing our total operating and administrative expenses outside of payroll related costs, and (2) managing our hours worked in a very focused site by site fashion (our headcount grew by 7.7% in the last twelve months, but our average full-time equivalent headcount only grew by 4.4%). These two items allowed us to invest in store personnel and fund that investment in a weak economic environment. To assist in your read of this release, here is a quick recap of our full-time equivalent headcount to supplement the information on page one of this press release:

				Change Since:
	Q2 2014	Q4 2014	Q2 2015	Q2 2014	Q4 2014
Average full-time equivalent store employee count	10,446	10,376	10,887	4.2%	4.9%
Average full-time equivalent employee count	15,427	15,512	16,107	4.4%	3.8%
Note – Full-time equivalent is based on 40 hours per week.
We touched on our industrial vending earlier, but here is a quick recap: During the second quarter of 2015, we signed 5,144 devices (we signed 3,962 devices in the first quarter of 2015), our installed device count on June 30, 2015 was 50,620 (an increase of 15.7% over June 30, 2014), the percent of total net sales to customers with industrial vending was 40.9%, and our daily sales to customers with industrial vending grew 8.6% over the second quarter of 2014.
Finally, some thoughts on capital allocation: During the latter half of 2014 and the first six months of 2015, we have been modifying our capital allocation by buying back some stock. This is in response to several factors. The first centers on our external valuation. Our relative stock valuation has weakened over the last several years, which prompted us to reassess our cash deployment. To this end, we have spent approximately $295 million buying back stock in the last twelve months and have repurchased approximately 2.4% of our outstanding shares from the start of this time frame. We are mindful of our shareholders’ expectations relative to our dividend paying history and have primarily funded this buyback with debt. Over the last three to four years, we had dramatically increased our capital expenditures, relative to our net earnings, for the rapid deployment of distribution automation and industrial vending. These investments will continue in the future; however, we expect capital expenditures, relative to our net earnings, will moderate and will allow us to continue to fund our cash needs. Please read through the detailed Cash Flow Impact Items section, and the Condensed Consolidated Statements of Cash Flows later in this press release for additional insight.
Historically, we have always been quick to point out the positives and negatives of our business. We believe the operating income growth we achieved, despite the weak business environment, was meaningful. We were also pleased to hit the milestone of 50,000 installed industrial vending devices. Congratulations to the Fastenal Team.

SALES AND SALES TRENDS
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase our activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we have a great team behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and growth rates in net sales were as follows:

	Six-month Period		Three-month Period
	2015	2014	2015	2014
Net sales	$1,951,144	1,826,439	997,827	949,938
Percentage change	6.8%	10.4%	5.0%	12.1%
Business days	127	127	64	64
Daily sales	$15,363	14,381	15,591	14,843
Daily sales growth rate	6.8%	10.4%	5.0%	12.1%
Impact of currency fluctuations (primarily Canada)	-1.0%	-0.5%	-1.0%	-0.4%
The increase in net sales in the periods noted for 2015 and 2014 came primarily from higher unit sales. Net sales were impacted by minimal price changes in our non-fastener products and some price deflation in our fastener products, but the net impact was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our FAST Solutions® (industrial vending) initiative has stimulated faster growth with a subset of our customers. The higher unit sales resulted primarily from increases in sales at older store locations (discussed below) and to a lesser degree the opening of new store locations in the last several years. The impact of change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.

MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	12.0%	8.6%	5.6%	6.1%	5.3%	3.7%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
2013	6.7%	8.2%	5.1%	4.8%	5.3%	6.0%	2.9%	7.2%	5.7%	7.7%	8.2%	6.7%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2015 group – opened 2013 and earlier, 2014 group – opened 2012 and earlier, and 2013 group – opened 2011 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	11.2%	7.8%	4.8%	5.4%	4.6%	3.2%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
2013	5.0%	6.5%	3.4%	3.1%	3.5%	4.3%	1.4%	5.5%	4.2%	6.1%	6.2%	4.9%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2015 group – opened 2010 and earlier, 2014 group – opened 2009 and earlier, and 2013 group – opened 2008 and earlier). This group, which represented about 90% of our total sales in the first six months of 2015, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	10.8%	7.2%	4.8%	5.6%	4.6%	3.1%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
2013	3.2%	5.6%	2.3%	2.0%	2.7%	3.4%	0.6%	4.7%	3.2%	5.3%	6.1%	4.8%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our net sales growth over the last several years. During the years 2013 and 2014, it lowered our net sales growth by 0.2% and 0.5%, respectively. In the first six months of 2015, it lowered our net sales growth by 1.0%.
During the first half of 2013, the fastener product line was heavily impacted by our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to: mining, military, agriculture, and construction. The daily sales growth in July 2013 and December 2013 were negatively impacted by the timing of the July 4th holiday (Thursday in 2013 versus Wednesday in 2012) and the Christmas/New Year holiday (Wednesday in 2013 versus Tuesday in 2012). This resulted in a 'lone' business day on Friday, July 5, 2013, in which many of our customers were closed, and three distinct one to two day work periods in the last two weeks of December 2013. The December 2013 impact was amplified due to poor weather conditions.
Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) began to improve late in 2013 and into 2014. This makes sense given the trends in the PMI Index. In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014). In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing (primarily serving the mining, military, agricultural, and construction end markets), which represents approximately one fifth of our business, had a very weak 2013, but stabilized late in 2013 and improved in 2014.
In the first six months of 2015, our business weakened (see earlier comments). Similar to 2014, we experienced poor weather in North America; however, the real weakness was economic. The biggest impact came from customers engaged in the oil and gas business, but we also experienced weakness in other industries, as evidenced by the decline in the PMI Index.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April 2015, in April 2014, and in March 2013), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).
The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2015', '2014', and '2013' lines represent our actual sequential daily sales changes. The '15Delta', '14Delta', and '13Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

											Cumulative
											Change from
											Jan. to
	Jan. (1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	June	Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	12.6%	15.9%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%					6.3%
15Delta	-4.4%	-2.3%	0.4%	-2.5%	0.3%	-1.8%					-6.3%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	14.8%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	2.2%	0.3%
2013	-0.4%	2.0%	3.4%	-1.1%	1.0%	3.2%	-5.5%	5.5%	2.9%	-2.9%	8.7%	8.2%
13Delta	-1.2%	-0.2%	-0.4%	-1.5%	-2.1%	0.5%	-3.4%	3.0%	-0.8%	-1.7%	-3.9%	-7.7%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

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120
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Previous Oct.
Jan.
Feb.
Mar.
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Benchmark
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End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.9%	3.8%
2014	9.0%	11.2%	13.7%	13.8%	12.0%
2013	7.0%	5.9%	4.7%	7.2%	6.3%
As indicated earlier, our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and other). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (just under 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, sales of fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	5.5%	0.0%
2014	1.6%	5.5%	9.9%	11.4%	6.9%
2013	1.7%	1.9%	1.0%	1.9%	1.6%
By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, sales of non-fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	11.7%	9.0%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
2013	10.8%	8.5%	8.9%	12.0%	10.1%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong FAST Solutions® (industrial vending) program. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.2%	1.6%
2014	2.9%	7.5%	9.3%	12.6%	7.8%
2013	2.9%	0.7%	3.9%	2.8%	2.5%
Our non-residential construction business is heavily influenced by the industrial economy, particularly the energy sector. The volatility and weakness of energy prices has weakened this business, particularly in the last quarter.
A graph of the sequential daily sales trends to these two end markets in 2015, 2014, and 2013, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
Manufacturing

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Non-Residential Construction

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CASH FLOW IMPACT ITEMS
As indicated earlier, we included this section in the press release to provide some added insight into the items that impact our cash flow.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at June 30:			Twelve-month Dollar Change		Twelve-month Percentage Change
	2015	2014	2013	2015	2014	2015	2014
Accounts receivable, net	$537,650	502,330	436,452	35,320	65,878	7.0%	15.1%
Inventories	876,697	818,771	725,107	57,926	93,664	7.1%	12.9%
Operational working capital(1)	$1,414,347	1,321,101	1,161,559	93,246	159,542	7.1%	13.7%

Sales in last two months	$663,356	634,790	560,974	28,566	73,816	4.5%	13.2%
(1) For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in net accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years of our international business and of our large customer accounts has created meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded exclusive brands (private label), (5) expanded industrial vending solutions, (6) national accounts growth, (7) international growth, and (8) expanded stocking breadth at individual stores. While all of these items impacted both 2015 and 2014, items (3) through (8) had the greatest impact.

BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the second quarter of 2015, we generated $81,049 (or 57.7% of net earnings) of operating cash flow (this was 61.0% in the same period in 2014); year-to-date, we generated $261,154 (or 97.5% of net earnings) of operating cash flow (this was 92.0% in the same period in 2014). Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2014, and the first six months of 2015, we incurred some debt to fund capital expenditures, purchases of our common stock, and payments of dividends as further discussed earlier in this release. This was expected and is expected to continue in 2015.
Our dividends (per share basis) were as follows in 2015 and 2014:

	2015		2014
First quarter	$0.28		$0.25
Second quarter	0.28		0.25
Third quarter	0.28	*	0.25
Fourth quarter			0.25
Total	$0.84		$1.00
*The third quarter dividend was declared on July 13, 2015, and is payable on August 25, 2015 to shareholders of record at the close of business on July 28, 2015.
STOCK PURCHASES
During the first and second quarters of 2015, we purchased 2,000,000 and 4,000,000 shares respectively, of our common stock at an average price of approximately $40.93 and $42.14 per share, respectively. During 2014, we purchased a total of 1,200,000 shares of our common stock at an average price of $44.12 per share. We currently have authority to purchase up to an additional 4,000,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the third business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2015 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2016.
Our logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, plan, goal, strive, project, will, potential, momentum, trend, target, normal, view, and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, difficulty in hiring, relocating, training or retaining qualified personnel, failure to accurately predict the number of North American markets able to support stores or to meet store opening goals, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position or our need to make capital expenditures, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature or price of distribution and other technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	June 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$121,166	114,496
Trade accounts receivable, net of allowance for doubtful accounts of $12,178 and $12,619, respectively	537,650	462,077
Inventories	876,697	869,224
Deferred income tax assets	20,653	21,765
Other current assets	107,207	115,703
Total current assets	1,663,373	1,583,265

Property and equipment, less accumulated depreciation	805,854	763,889
Other assets, net	11,705	11,948

Total assets	$2,480,932	2,359,102

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit, current	$79,575	90,000
Accounts payable	133,472	103,909
Accrued expenses	182,397	174,002
Income taxes payable	1,132	7,442
Total current liabilities	396,576	375,353

Line of credit, noncurrent	250,425	—
Deferred income tax liabilities	69,947	68,532

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 290,149,384 and 295,867,844 shares issued and outstanding, respectively	2,902	2,959
Additional paid-in capital	2,934	33,744
Retained earnings	1,781,645	1,886,350
Accumulated other comprehensive loss	(23,497)	(7,836)
Total stockholders' equity	1,763,984	1,915,217

Total liabilities and stockholders' equity	$2,480,932	2,359,102

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
Net sales	$1,951,144	1,826,439	$997,827	949,938

Cost of sales	965,007	895,294	495,740	467,271
Gross profit	986,137	931,145	502,087	482,667

Operating and administrative expenses	557,031	545,859	276,644	276,016
Gain on sale of property and equipment	(498)	(412)	(390)	(196)
Operating income	429,604	385,698	225,833	206,847

Interest income	162	249	63	129
Interest expense	(1,155)	(320)	(797)	(194)

Earnings before income taxes	428,611	385,627	225,099	206,782

Income tax expense	160,648	143,182	84,742	76,268

Net earnings	$267,963	242,445	$140,357	130,514

Basic net earnings per share	$0.91	0.82	$0.48	0.44

Diluted net earnings per share	$0.91	0.82	$0.48	0.44

Basic weighted average shares outstanding	293,192	296,667	291,177	296,691

Diluted weighted average shares outstanding	293,870	297,534	291,830	297,578

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net earnings	$267,963	242,445
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	39,295	35,190
Gain on sale of property and equipment	(498)	(412)
Bad debt expense	4,806	5,421
Deferred income taxes	2,527	1,100
Stock-based compensation	3,441	3,000
Excess tax benefits from stock-based compensation	(1,274)	(1,488)
Amortization of non-compete agreements	263	263
Changes in operating assets and liabilities:
Trade accounts receivable	(83,552)	(93,420)
Inventories	(12,615)	(34,703)
Other current assets	8,496	(3,021)
Accounts payable	29,563	18,235
Accrued expenses	8,395	18,046
Income taxes	(5,036)	31,707
Other	(620)	566
Net cash provided by operating activities	261,154	222,929

Cash flows from investing activities:
Purchases of property and equipment	(88,020)	(97,560)
Proceeds from sale of property and equipment	4,112	2,720
Net increase in marketable securities	—	(2)
Net increase in other assets	(20)	(69)
Net cash used in investing activities	(83,928)	(94,911)

Cash flows from financing activities:
Borrowings under line of credit	790,000	380,000
Payments against line of credit	(550,000)	(310,000)
Proceeds from exercise of stock options	6,911	5,143
Excess tax benefits from stock-based compensation	1,274	1,488
Purchases of common stock	(250,425)	(8,847)
Payments of dividends	(164,736)	(148,353)
Net cash used in financing activities	(166,976)	(80,569)

Effect of exchange rate changes on cash and cash equivalents	(3,580)	(15)

Net increase in cash and cash equivalents	6,670	47,434

Cash and cash equivalents at beginning of period	114,496	58,506

Cash and cash equivalents at end of period	$121,166	105,940

Supplemental disclosure of cash flow information:
Cash paid during each period for interest	$1,155	320
Net cash paid during each period for income taxes	$162,891	99,348

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282